Exhibit 10.2

COMPANY STOCKHOLDER SUPPORT AGREEMENT

THIS COMPANY STOCKHOLDER SUPPORT AGREEMENT, dated as of October 13, 2023 (the “Agreement”), by and among Aimfinity Investment Corp. I, a Cayman Island exempted company (“Parent”), and the undersigned Persons and entities hereto (each, a “Holder” and collectively, the “Holders”) of Docter Inc., a Delaware corporation (the “Company”).

WITNESSETH:

A.	WHEREAS, Parent, Aimfinity Investment Merger Sub I, a Cayman Islands exempted company and wholly-owned subsidiary of Parent (the “Purchaser”), the Company, and Aimfinity Investment Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), are entering into the Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing that, among other things, (i) Parent shall merge with and into the Purchaser, as a result of which the Purchaser shall be the surviving corporation (the “Reincorporation Merger”), and (ii) on the Closing Date, which is one Business Day after the Reincorporation Merger Effective Time, Merger Sub shall merge with and into the Company, as a result of which the Company shall be the surviving corporation and a wholly owned subsidiary of the Purchaser;

B.	WHEREAS, the Holders are the beneficial owners of a majority of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Shares”) (such Company Shares, together with any additional capital stock of the Company beneficially owned or acquired by the Holders on or after the date hereof, the “Shares”);

C.	WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, the Holders are entering into this Agreement with Parent; and

D.	WHEREAS, the board of directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Holders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

ARTICLE II
AGREEMENT TO CONSENT AND VOTE

2.1 Agreement to Vote. Prior to the Termination Date (as defined herein) and subject to Section 3.2, each Holder, severally and not jointly, irrevocably and unconditionally agrees that such Holder shall, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares in favor of approving the Merger, adopting the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Reincorporation Merger and Acquisition Merger (the “Transaction Matters”).

2.2 No Transfer of Shares. Prior to the Termination Date, each Holder hereby agrees that such Holder shall not sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to, any Shares, or enter into any swap, short sale, hedge or other arrangement that which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of any Shares (each of the foregoing, a “Transfer”); provided, however, that the foregoing shall not apply to any Transfer (i) contemplated in Section 7.1(a) of the Company Disclosure Schedules, (ii) if Holder is a natural person, (A) to any person related to Holder by blood or adoption who is an immediate family member of Holder, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of Holder or any of Holder’s Family Members, (B) to Holder’s estate, following the death of Holder, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by Holder and/or by any such Family Member(s); (iii) if Holder is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of Holder, including investment funds or other entities under common control or management with Holder, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of Holder (including upon the liquidation and dissolution of Holder pursuant to a plan of liquidation approved by Holder’s equity holders) or (C) as a bona fide gift to a charitable organization; or (iv) if Holder is a trust, to any grantors or beneficiaries of the trust; provided that any transferee of any Transfer of the type set forth in clauses (i) through (iv) must enter into a written agreement in form and substance reasonably satisfactory to Parent and the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

2.5 Change to Shares. In the event of a stock dividend or distribution, or any change in the shares of capital stock of the Company by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” when used with respect to the Company shall be deemed to refer to and include the Shares of the Company as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares of the Company may be changed or exchanged or which are received in such transaction. Prior to the Termination Date, each Holder agrees to notify Parent and the Company promptly in writing of the number and type of any additional Shares acquired by such Holder, if any, after the date hereof.

2.6 No additional proxy or solicitation. Except as contemplated by the Merger Agreement, each Holder irrevocably and unconditionally agrees that such Holder shall not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules and regulations of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Common Stock of the Company in connection with any vote or other action with respect to such transaction contemplated in the Merger Agreement, other than to recommend that the Company Stockholders vote in favor of adoption of the Merger Agreement and the Transaction Matters and any other proposal the approval of which is a condition to the obligations of the parties under the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by this Article II).

2.7 No additional voting agreement(s). Except as contemplated by the Merger Agreement or this Agreement, each Holder irrevocably and unconditionally agrees that such Holder shall not deposit, and shall cause each Holder’s Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such Holder or such Holder’s Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by Parent in connection with the Merger Agreement.

ARTICLE III
ADDITIONAL AGREEMENTS

3.1 Waiver of Appraisal Rights; Litigation. To the full extent permitted by Law, each Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the Delaware General Corporation Law), any dissenters’ rights and any similar rights relating to the Merger that the Holder may directly or indirectly have by virtue of the ownership of any Shares. Each Holder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided that the foregoing shall not apply to any claim based on fraud or any breach committed prior to the termination of the Merger Agreement.

3.2 Additional Shareholder Consent Required. If the Merger Agreement is amended prior to the Closing in a manner that both (i) requires the consent of the Holders under applicable Law or the Company’s Certificate of Incorporation and (ii) materially and adversely affects a Holder, then, notwithstanding anything to the contrary in this Agreement, such affected Holder may withhold its consent or approval to such amendment or any Transaction Matters in its sole and absolute discretion.

3.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares. The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.

3.4 Registration Statement. Prior to the Termination Date, each Holder agrees to provide to Parent and the Company any information regarding such Holder or the Shares that is reasonably requested by Parent, the Company for inclusion in the Registration Statement.

3.5 Publicity. Each Holder shall not issue any press release or otherwise make any public statements with respect to the Merger Agreement or the Transactions Matters or the transactions contemplated herein without the prior written approval of Parent and the Company. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), such Holder’s identity and ownership of the Shares and the nature of such Holder’s commitments and agreements under this Agreement or the Merger Agreement.

3.6 Further Support. Prior to the Termination Date, each Holder shall not take or agree or commit to take any action that would make any representation and warranty of such Holder contained in this Agreement inaccurate in any material respect. Each Holder shall execute and deliver all related documentation and further use commercially reasonable efforts to take such other action to cooperate with the Company to effect the Mergers, the Merger Agreement, and the Transaction Matters. Prior to the Termination Date, each Holder shall not authorize or permit any of its representatives to, directly or indirectly, take any action that the Company are prohibited from taking pursuant to the Merger Agreement (unless Parent shall have consented thereto).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Each Holder hereby represents and warrants as follows:

(a) Ownership. The Holder has, with respect to the Existing Shares, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to deliver written consents, vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Existing Shares constitute all of the Company Shares owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party presently obligating the Holder to Transfer or cause to be Transferred to any person any of the Shares, and no person presently has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. If the Holder is an entity, the Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Holder is not in violation of any of the provisions of the Holder’s certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any statutory law; (ii) violate any order, judgment or decree applicable to the Holder or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its affiliates is a party or any term or condition of its certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental Authority, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE V
MISCELLANEOUS

5.1 Disclosure. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Registration Statement the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.

5.2 Termination. This Agreement shall terminate at the earlier of (a) the date the Merger Agreement is terminated in accordance with its terms and (b) the date on which the Merger is consummated (the “Termination Date”).

5.3 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

5.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.5 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Holder, to:

I/C/O Docter Inc.

14F-7, 597 Jiuru 2nd Rd,

Sanmin District,

Kaohsiung City, Taiwan

Attn: Hsin-Ming Huang

Email: hsinming@docter.one

and

if to Parent,

Aimfinity Investment Corp. I

221 W 9th St, PMB 235

Wilmington, Delaware 19801

Attn: I-Fa Chang

Email: ivan@inkstone-capital.com

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, New York 10017

Attn: Arila Zhou, Esq.

Email: azhou@rc.com

5.7 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Holder means the actual knowledge of the Holder or any officer of Holder, if applicable, after due inquiry, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, the Cayman Islands, the British Virgin Islands or the People’s Republic of China are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental Authority or other entity of any kind or nature, and (c) an “affiliate” of a specified person is any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Holder; provided, further, that, for the avoidance of doubt, any general partner of the Holder shall be deemed an affiliate the Holder; and provided, further, that an affiliate of the Holder shall include any investment fund, vehicle or holding company of which an affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any affiliate of the Holder.

5.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) waives any objection to laying venue in any such action or proceeding in the aforesaid courts, (iii) waives any objection that the aforesaid courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.6.

5.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

5.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

Aimfinity Investment Corp. I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Chief Executive Officer

[Signature Page to the Shareholder Support Agreement]

HOLDERS:

HSIN-MING HUANG

By:	/s/Hsin-Ming Huang
Name:	Hsin-Ming Huang

HSIANG-I HUANG

By:	/s/ Hsiang-I Huang
Name:	Hsiang-I Huang

CHEN-SHENG LIU

By:	/s/ Chen-Sheng Liu
Name:	Chen-Sheng Liu

CHENG-SHENG LIU

By:	/s/Cheng-Sheng Liu
Name:	Cheng-Sheng Liu

SHIH-KUANG LUE

By:	/s/Shih-Kuang Lue
Name:	Shih-Kuang Lue

HSU-CHENG OU

By:	/s/Hsu-Cheng Ou
Name:	Hsu-Cheng Ou

HAI-LUNG HUANG

By:	/s/Hai-Lung Huang
Name:	Hai-Lung Huang

TENG-YAO CHEN

By:	/s/Teng-Yao Chen
Name:	Teng-Yao Chen

SHIH-HUNG WU

By:	/s/Shih-Hung Wu
Name:	/s/ Shih-Hung Wu

[Signature Page to the Shareholder Support Agreement]